Exhibit 10.3

Performance Fees Agreement

Between

Madeleine Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented, hereinafter referred to as ‘‘Madeleine”,

On the one hand,

And

E8 Partenaires, a French société par actions simplifiée with a share capital of 8,000 euros, whose registered office is located at 75 avenue des Champs Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334 and represented by Mr Bruno Heintz, duly authorised, hereinafter referred to as “E8”,

On the other hand,

Hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.E8 provides advice to the Allego Group, controlled by Meridiam EI SAS, a French société par actions simplifiée, whose registered office is located at 4 place de l’Opéra, 75002 Paris, registered with the Paris Trade and Companies Register under number 839 874 583, hereinafter “Meridiam”), as part of a consulting service agreement signed on 31 October 2019 between E8 and Meridiam, (the “Consulting service agreement”), it being specified that Meridiam substituted Madeleine in its rights and obligations under the Consulting service agreement, pursuant to a novation deed dated 28 February 2020.

2. The Parties have agreed that E8 will receive specific fees for its performance in connection with the commercial development of the Allego Group.

3. Accordingly, the Parties wished to enter into this agreement in order to set out the terms of those performance fees (the “Agreement”).

The Parties have therefore agreed as follows.

Preliminary Article—Definitions

Capitalized terms and expressions shall, for the purposes of the Agreement, have the meaning set out in this Article.

Affiliates: means, for any entity (i) an entity that directly or indirectly Controls, or is Controlled by such entity, (ii) if such entity is a management or consulting company, any mutual fund or other investment structure of which such entity, or any Affiliate of such entity, is the management or consulting company or the general partner, (iii) if such entity is a mutual fund or other investment structure, any person who is the management company, the general manager and majority shareholder or the general partner of such entity, or an Affiliate of the management company, the general manager and majority shareholder or the general partner of such entity; it being specified that (i) neither the portfolio companies managed by Meridiam, nor (ii) the entities of the Allego Group are included in the definition of Meridiam Affiliates for the purposes of this Agreement.

Allego: means Allego Holding B.V. a company incorporated under Dutch law whose registered office is located at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752, as well as any entity into which Allego would be merged.

Control: means, for a given entity, the holding (directly or indirectly) of more than 50% of the share capital and voting rights of that entity, the terms “Control”, “Controlling” and “Controlled” shall be construed accordingly.

Allego Group: means Allego and any entity Controlled by Allego (currently or in the future) or in which Allego holds a direct or indirect interest.

Opera: means Opera Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15th, 1077 XV Amsterdam, the Netherlands, registered under number 71766308.

First Listing: means the first (i) direct or indirect acquisition (including by way of transfer, merger, contribution, exchange or any combination thereof) of all (or substantially all) of the Securities of any Allego Group entity, Madeleine or Opera, by a Third Party whose Securities are listed on a regulated or organised market or (ii) listing on a regulated or organised market of the Securities of any Allego Group entity, Madeleine or Opera, as applicable.

Third Party: means any entity, other than (i) Meridiam, (ii) Meridiam Affiliates and (iii) any Allego Group entity.

Securities: for an entity, the shares of that entity or any other security giving immediate or deferred access to the capital of that entity.

Article 1—E8 Fees

The Parties hereby agree that E8 shall receive performance fees in consideration for the development of the Allego Group (hereinafter the “Fees”) under the following conditions.

Article 2—Calculation of Fees

2.1 Principle

The purpose of the Fees is to remunerate E8 (or its subcontractors or advisers) for its performance in connection with the conclusion of contracts by the Allego Group, as well as its contribution to the performance and management of the contracts for the Allego Group. If a contract is composed of several subcontracts, it is understood that the Fees will apply to each individual subcontract.

These Fees are based on the turnover (excluding tax) achieved by the Allego Group under the contracts entered into since E8 (or its subcontractors or advisers) started its mission and for which the gross margin is strictly greater than 25% of the turnover (excluding taxes) for the relevant entity of the Allego Group. Within the meaning hereof, gross margin means turnover (excluding taxes) less external costs (COGS, cost of goods sold) and any discounts or rebates granted under the relevant contract.

The Fees for a given contract (hereinafter the “Contract”) will be paid to E8 by Madeleine in accordance with the following terms and conditions, where the variables below have the following meanings.

M is the total amount of Fees in respect of such Contract. M is equal to:

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1.	0.023 multiplied by the amount of the turnover (excluding tax) anticipated upon the conclusion of said Contract which would be financed by an Affiliate of Meridiam or the Allego Group

2.	0.027 multiplied by the amount of turnover (excluding tax) anticipated upon the conclusion of said Contract which would be financed by a Third Party

3.	If a Contract is jointly financed, in this case:

(i)

the coefficient mentioned in 1. above shall apply to the product of (i) the overall turnover (excluding tax) anticipated upon the conclusion of said Contract and (ii) the share (expressed as a percentage) of the financing provided by an Affiliate of Meridiam or the Allego Group

(ii)

the coefficient mentioned in 2. above shall apply to the product of (i) the overall turnover (excluding tax) anticipated upon the conclusion of said Contract and (ii) the share (expressed as a percentage) of the financing provided by a Third Party

The Fees under each Contract shall be paid as follows:

•	40% x M shall be paid to E8 upon conclusion of the Contract,

•

the balance (after deduction of any discounts or rebates granted under the Contract) shall be paid to E8 at the end of the performance of the Contract once the gross margin of the Contract has remained strictly above 25% of the turnover (excluding tax) of the entity concerned, in accordance with the following terms:

As from the first commissioning date under a Contract (the “First Fully Performed Contract”), and in order to take into account the portfolio effect of the Contracts performed, the calculation shall be as follows:

•

the sum of the gross margins of the Contracts performed in full, since the start date of those Contracts (including the First Fully Performed Contract) in relation to the turnover generated by those Contracts, gives a margin known as “portfolio” “m”;

•

in the event that m is less than 25%, the payment to E8 related to the full performance of a Contract (i.e. commissioning date) shall then be equal to 60% x (m / 25%) x M, it being specified that if (i) “m” is negative, the amount to be paid shall be equal to zero and (ii) “m” is greater than 25%, the amount to be paid shall be equal to 60% x M.

Digital application illustrating the preceding terms and conditions

If the turnover generated from the contracts entered into has an aggregate value of €600 million (excluding tax) and are financed by Third Parties with a minimum gross margin recorded for Allego of €150 million (excluding tax), then the total amount of the Fees shall be €16.2 million (excluding tax).

Every year, on the anniversary date of this Agreement, Madeleine and E8 shall draw up a list of contracts entered into by the Allego Group, or in the process of being validated, falling within the scope of the Fees. An initial list specifying the contracts entered into since 1 January 2020, and giving rise to Fees since that date, shall be drawn up between the Parties within fifteen days of the signing of this Agreement.

2.2 Fees following a First Listing

As an exception to the foregoing, the Parties agree that as from the First Listing, (i) the Fees shall relate exclusively to a list of contracts concluded or to be concluded within twenty-four (24) months with the clients mentioned in the Appendix (until their respective terms) and (ii) subject to compliance with the criteria referred to in Article 2.1 above, the amount M will be determined on the basis of the turnover generated by each of said contracts, it being specified, however, that in the event the turnover generated by each of said contracts is greater than the amounts indicated in the Appendix (the “Maximum

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Turnover”), only the Maximum Turnover will be taken into account for the calculation of the amount M. As a result, as from the First Listing, the provisions of this article will cease to apply to any contract other than those listed in the Appendix.

Article 3—Catch-Up Right

The Parties agree that E8 shall be entitled to all Fees referred to in Article 2.1, corresponding to contracts entered into prior to the date on which this Agreement terminates and generating turnover after this Agreement up to the end of those contracts. In addition, fifteen (15) days prior to the end of this Agreement, the Parties shall determine the list of contracts entered into, under development or in the process of being concluded to which the Fee mechanism referred to in Article 2.1 shall apply.

As from the First Listing, the Parties agree that the provisions of this article 3 shall cease to apply, without prejudice to article 2.2.

Article 4—Entry into force

The Parties agree that this Agreement is entered into on this date, with retroactive effect on 31 October 2019.

Article 5—Term

This Agreement shall terminate on the earlier of (i) the termination date of the Consulting service agreement (for whatever reason) or (ii) 31 December 2023.

At the end of the initial period, the Contract may be renewed by Madeleine for successive periods of one year, provided that (i) such renewal is notified in writing at least two months before the end of the initial period, or any renewal period, as the case may be, and (ii) E8 agrees to it.

This article 5 is provided for without prejudice to articles 2.2 and 3, such that the rights granted to E8 shall be fully effective, without it being possible to enforce the effects of termination of the contract. Similarly, any act which, after the termination of the Agreement, would be contrary to the exercise of said rights, shall be unenforceable against E8.

Article 6—Acting in Good faith

6.1 If any of the provisions of the Agreement becomes void, unenforceable, invalid, illegal or inapplicable, it shall not call into question the validity, enforceability, legality or applicability of the other provisions of the Agreement. In this case, the Parties shall negotiate in good faith in order to substitute the void; unenforceable, invalid, illegal or inapplicable provision with a lawful provision corresponding to the spirit and purpose of the Agreement.

Likewise, the Parties agree that in the event that, for technical reasons, in particular, the mechanisms provided for in this Agreement cannot be put in place or could not be fully implemented, they shall negotiate in good faith any adaptations that may be made to it in accordance with the spirit of the Agreement.

Each Party undertakes to sign any deed or document necessary for the purpose of implementing the transactions provided for in the Agreement and to provide each other with all necessary information for this purpose.

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6.2 The Parties agree that in the event of disagreement regarding the application of the formulae referred to in Article 2 above, they shall appoint an independent expert by mutual agreement, whose mission shall be strictly limited to determining the outcome of the application of the formula (the “Expert”). In the absence of agreement on the appointment of said Expert within 15 days following the date on which one of the Parties has indicated to the other its wish to appoint an Expert, the Expert shall be appointed by the President of the Commercial Court of Paris, to which the matter is referred by the first party to take action.

The decision of the Expert shall not be open to appeal, except in the event of manifest or gross error on his part or violation of the law and regulations in force.

The costs of the expert shall, unless otherwise agreed by the Parties, be borne equally by the Parties.

The Expert shall notify his findings in writing to the Parties as soon as possible and where possible, within thirty days of his appointment.

Article 7—Notifications

Any notice or communications under this Agreement shall only be effective if they are given in writing and sent by registered letter with acknowledgement of receipt (or any equivalent concerning international mail), or by fax (the fax shall be confirmed on the same day by registered letter with acknowledgement of receipt) to the address and for the attention of the Party concerned.

Such notice shall be deemed to be received, in the case of faxes, on the business day following the day of sending, in the case of registered letters with acknowledgement of receipt, on the third business day following the day of sending and in the case of notice delivered by hand, on the day of delivery.

In the event of a change of address or recipient, the Party concerned shall notify the other Parties in the aforementioned forms.

Article 8—Applicable law and disputes

The Agreement is governed by, and shall be construed in accordance with the laws of France.

In the event of a dispute regarding the interpretation or performance of the Agreement, the Parties shall endeavour to resolve their dispute privately, within a maximum period of one month.

At the end of this period, this dispute shall be exclusively submitted to the Courts within the jurisdiction of the Paris Court of Appeal.

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Signed in Paris, on 16 December 2020

In two original copies, each Party acknowledging that it has received its own copy.

Madeleine

/s/ Julien Touati
By: Julien Touati

E8

/s/ Bruno Heintz
By: Bruno Heintz

6

AMENDMENT TO THE PERFORMANCE FEES AGREEMENT

BETWEEN:

(1)

Madeleine Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented;

(hereinafter referred to as “Madeleine”)

AND

(2)

E8 Partenaires, a French société par actions simplifiée with capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented;

(hereinafter referred to as “E8”)

Hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	On 16 December 2020, the Parties entered into a special fees agreement in connection with E8’s assistance in connection with the commercial development of the Allego Group (the “Contract”).

(B)	The Parties wishes to specify certain terms relating to the determination of the Fees that would be payable to E8 upon the occurrence of the First Listing.

(C)	As a result of the foregoing, the Parties decided to enter into this amendment to the Contract (the “Amendment”).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms and expressions not otherwise defined herein shall have the meaning ascribed to them in the Contract.

2.	AMENDMENT TO THE CONTRACT

2.1.	The Preliminary Article — Definitions of the Contract is amended as follows:

“Preliminary Article — Definitions

Capitalized terms and expressions shall, for the purposes of the Agreement, have the meaning set out in this Article.

Affiliates: means, for any entity (i) an entity that directly or indirectly Controls, or is Controlled by such entity, (ii) if such entity is a management or consulting company, any mutual fund or other investment structure of which such entity, or any Affiliate of such entity, is the management or consulting company or the general partner, (iii) if such entity is a mutual fund or other investment structure, any person who is the management company, the general manager and majority shareholder or the general partner of such entity, or an Affiliate of the management company, the general manager and majority shareholder or the general partner of such entity; it being specified that (i) neither the portfolio companies managed by Meridiam, nor (ii) the entities of the Allego Group are included in the definition of Meridiam Affiliates for the purposes of this Agreement.

Allego: means Allego Holding B.V. a company incorporated under Dutch law whose registered office is located at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752, as well as any entity into which Allego would be merged.

Control: means, for a given entity, the holding (directly or indirectly) of more than 50% of the share capital and voting rights of that entity, the terms “Control”, “Controlling” and “Controlled” shall be construed accordingly.

Allego Group: means Allego and any entity Controlled by Allego (currently or in the future) or in which Allego holds a direct or indirect interest.

Opera: means Opera Charging B.V., a company incorporated under Dutch law whose registered office is located at Zuidplein 126, WTC Toren H, 15th, 1077 XV Amsterdam, the Netherlands, registered under number 71766308.

First Listing: means the first (i) direct or indirect acquisition (including by way of transfer, merger, contribution, exchange or any combination thereof) of all (or substantially all) of the Securities of any Allego Group entity, Madeleine or Opera, by a Third Party whose Securities are listed on a regulated or organised market or (ii) listing on a regulated or organised market of the Securities of any Allego Group entity, Madeleine or Opera, as applicable.

Third Party: means any entity, other than (i) Meridiam, (ii) Meridiam Affiliates and (iii) any Allego Group entity.

Securities: for an entity, the shares of that entity or any other security giving immediate or deferred access to the capital of that entity.”

2.2.	Article 2 of the Contract is amended as follows:

“Article 2 — Calculation of Fees

2.1 Principle

The purpose of the Fees is to remunerate E8 (or its subcontractors or advisers) for its performance in connection with the conclusion of contracts by the Allego Group, as well as its contribution to the performance and management of the contracts for the Allego Group. If a contract is composed of several subcontracts, it is understood that the Fees will apply to each individual subcontract.

These Fees are based on the turnover (excluding tax) achieved by the Allego Group under the contracts entered into since E8 (or its subcontractors or advisers) started its mission and for which the gross margin is strictly greater than 25% of the turnover (excluding taxes) for the relevant entity of the Allego Group. Within the meaning hereof, gross margin means turnover (excluding taxes) less external costs (COGS, cost of goods sold) and any discounts or rebates granted under the relevant contract.

The Fees for a given contract (hereinafter the “Contract”) will be paid to E8 by Madeleine in accordance with the following terms and conditions, where the variables below have the following meanings.

M is the total amount of Fees in respect of such Contract. M is equal to:

1.	0.023 multiplied by the amount of the turnover (excluding tax) anticipated upon the conclusion of said Contract which would be financed by an Affiliate of Meridiam or the Allego Group

2.	0.027 multiplied by the amount of turnover (excluding tax) anticipated upon the conclusion of said Contract which would be financed by a Third Party

3.	If a Contract is jointly financed, in this case:

(i)

the coefficient mentioned in 1. above shall apply to the product of (i) the overall turnover (excluding tax) anticipated upon the conclusion of said Contract and (ii) the share (expressed as a percentage) of the financing provided by an Affiliate of Meridiam or the Allego Group

(ii)

the coefficient mentioned in 2. above shall apply to the product of (i) the overall turnover (excluding tax) anticipated upon the conclusion of said Contract and (ii) the share (expressed as a percentage) of the financing provided by a Third Party

The Fees under each Contract shall be paid as follows:

•

40% x M shall be paid to E8 upon conclusion of the Contract, the balance (after deduction of any discounts or rebates granted under the Contract) shall be paid to E8 at the end of the performance of the Contract once the gross margin of the Contract has remained strictly above 25% of the turnover (excluding tax) of the entity concerned, in accordance with the following terms:

•

As from the first commissioning date under a Contract (the “First Fully Performed Contract”), and in order to take into account the portfolio effect of the Contracts performed, the calculation shall be as follows:

•

the sum of the gross margins of the Contracts performed in full, since the start date of those Contracts (including the First Fully Performed Contract) in relation to the turnover generated by those Contracts, gives a margin known as “portfolio” “m”;

•

in the event that m is less than 25%, the payment to E8 related to the full performance of a Contract (i.e. commissioning date) shall then be equal to 60% x (m / 25%) x M, it being specified that if (i) “m” is negative, the amount to be paid shall be equal to zero and (ii) “m” is greater than 25%, the amount to be paid shall be equal to 60% x M.

Digital application illustrating the preceding terms and conditions

If the turnover generated from the contracts entered into has an aggregate value of €600 million (excluding tax) and are financed by Third Parties with a minimum gross margin recorded for Allego of €150 million (excluding tax), then the total amount of the Fees shall be €16.2 million (excluding tax).

Every year, on the anniversary date of this Agreement, Madeleine and E8 shall draw up a list of contracts entered into by the Allego Group, or in the process of being validated, falling within the scope of the Fees. An initial list specifying the contracts entered into since 1 January 2020, and giving rise to Fees since that date, shall be drawn up between the Parties within fifteen days of the signing of this Agreement.

2.2 Fees following a First Listing

As an exception to the foregoing, the Parties agree that as from the First Listing, (i) the Fees shall relate exclusively to a list of contracts concluded or to be concluded within twenty-four (24) months with the clients mentioned in the Appendix (until their respective terms) and (ii) subject to compliance with the criteria referred to in Article 2.1 above, the amount M will be determined on the basis of the turnover generated by each of said contracts, it being specified, however, that in the event the turnover generated by each of said contracts is greater than the amounts indicated in the Appendix (the “Maximum Turnover”), only the Maximum Turnover will be taken into account for the calculation of the amount M. As a result, as from the First Listing, the provisions of this article will cease to apply to any contract other than those listed in the Appendix.”

2.3.	Article 3 of the Contract is amended as follows:

“Article 3 — Catch-Up Right

The Parties agree that E8 shall be entitled to all Fees referred to in Article 2.1, corresponding to contracts entered into prior to the date on which this Agreement terminates and generating turnover after this Agreement up to the end of those contracts. In addition, fifteen (15) days prior to the end of this Agreement, the Parties shall determine the list of contracts entered into, under development or in the process of being concluded to which the Fee mechanism referred to in Article 2.1 shall apply.

As from the First Listing, the Parties agree that the provisions of this article 3 shall cease to apply, without prejudice to article 2.2.”

2.4.	Article 5 of the Contract is amended as follows:

“Article 5 — Term

This Agreement shall terminate on the earlier of (i) the termination date of the Consulting service agreement (for whatever reason) or (ii) 31 December 2023.

At the end of the initial period, the Contract may be renewed by Madeleine for successive periods of one year, provided that (i) such renewal is notified in writing at least two months before the end of the initial period, or any renewal period, as the case may be, and (ii) E8 agrees to it.

This article 5 is provided for without prejudice to articles 2.2 and 3, such that the rights granted to E8 shall be fully effective, without it being possible to enforce the effects of termination of the contract. Similarly, any act which, after the termination of the Agreement, would be contrary to the exercise of said rights, shall be unenforceable against E8.”

3.	MISCELLANEOUS

This Amendment shall enter into force from the date of its execution by all the Parties hereto. Except as set forth in Article 2 of this Amendment, all provisions of the Contract remain unchanged and fully enforceable.

4.	APPLICABLE LAW AND COMPETENT COURTS

This Amendment as well as any contractual or non-contractual obligation arising out of or in connection with this Amendment shall be exclusively governed by French law and shall be construed accordingly.

Any disputes relating to this Amendment (including without limitation, those relating to the existence, the validity, the enforcement, the termination or the construction of this Amendment as well as any contractual or non-contractual obligation arising out of or in connection with this Amendment) shall be submitted to the Commercial Court of Paris (Tribunal de Commerce de Paris).

In Paris, on 29, April 2021

/s/ Julien Touati
Madeleine Charging B.V.
By : Julien Touati, duly authorized

/s/ Bruno Heintz
E8 Partenaires
By : Bruno Heintz, duly authorized

Execution Version

NOVATION AGREEMENT

BETWEEN THE UNDERSIGNED:

(1)

Madeleine Charging B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid, having its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented for the purposes hereof;

(hereafter referred to as the “Transferor”)

(2)

Allego Holding B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid, having its registered office at Westernoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, registered under number 73283754, duly represented for the purposes hereof;

(hereafter referred to as the “Transferee”)

AND

(3)

E8 Partenaires, a French société par actions simplifiée, having its registered office at 75 avenue des Champs Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented for the purposes hereof;

(hereafter referred to as the “Remaining Party”)

The above parties listed in (1) to (3) are hereafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Transferor and the Remaining Party are parties to a convention d’honoraires de performance; dated as of 16 December 2020, as amended on 29 April 2021 (the “ Performance Fee Agreement”)

(B)

With effect from the Novation Time on the Novation Date, the Transferor wishes to transfer its rights and obligations under the Performance Fee Agreement to the Transferee. The Remaining Party agrees to such transfer by way of novation of the Performance Fee Agreement in accordance with the terms set out in this Agreement.

(C)

With effect from the Novation Time on the Novation Date, the Transferee agrees to such transfer by way of a novation of the Performance Fee Agreement in accordance with the terms set out in this Agreement.

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1	Definitions and Interpretation

1.1	Capitalized terms and expressions shall, save where defined in Clause 1.5 below, bear the meanings set out in the Performance Fee Agreement.

1.2	The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.3	References to recitals and clauses are to the recitals and clauses of this Agreement, unless specified otherwise.

1.4	References to any agreement or instrument shall mean a reference to that agreement or instrument as amended, supplemented, restated and/or modified from time to time.

1.5	In this Agreement, the following words and expressions shall, unless the context otherwise requires, bear the following meanings:

Agreement means this Novation Agreement;

Novation Date means 6 August 2021;

Novation Time means 00:00 CET.

2	Novation

2.1	In consideration of the mutual undertakings of the Parties in this Agreement, and with effect as of the Novation Time on the Novation Date, the Parties agree as follows:

(i)

the Performance Fee Agreement is hereby transferred by way of novation in accordance with articles 1329 and seq. of the French Civil Code, such that the Transferee assumes all of the Transferor’s rights, claims, liabilities and obligations under the Performance Fee Agreement, whenever created or incurred to the same extent as if the Transferee had been an original party thereto and both the Remaining Party and the Transferee shall perform their rights, claims, liabilities and obligations under the Performance Fee Agreement and be bound by its terms as if the Transferee had at all times been a party to the Performance Fee Agreement in place of the Transferor;

(ii)

As a result of such transfer by way of novation, the Transferor and the Remaining Party are each released and discharged from further obligations to each other, and their respective rights against each other are hereby cancelled, in respect of the Performance Fee Agreement.

2.2

The Parties agree that (i) the Transferee may, at its entire discretion, decide to delegate any of its subsidiaries (the “Délégué”) to the Remaining Party for the payment of all sums due under the Performance Fee Agreement to the Remaining Party, under the meaning of Articles 1336 to 1340 of the French Civil Code, and that, as the case may be, (ii) this delegation of payment shall be “perfect” (delegation parfaite) under the meaning of Article 1337, first Paragraph, of the French Civil Code, which means that the commitment taken by the Délégué vis-a-vis the Transferee shall substitute in all respects to the obligation of payment subscribed by the Transferee vis-a-vis the Remaining Party. The terms and conditions of such delegation are attached hereto.

For the avoidance of doubt, the Remaining Party hereby agrees the Délégué as substituted debtor, and acknowledges that, if such delegation is decided by the Transferee and a copy of the executed delegation notified to the Remaining Party, (i) Transferee’s debt shall be purely and simply substituted by the Délégué‘s debt, as provided by Article 1337, first Paragraph of the French Civil Code, and (ii) the Remaining Party shall therefore have no remedy against the Transferee. However, the Transferee hereby agrees, in accordance with Article 1337 of the French Civil Code, to guarantee the Remaining Party against the insolvency of the Délégué; it being however specified that any recourse by the Remaining Party against the Transferee may only be initiated after a judicial determination of the Délégué‘s insolvency or bankruptcy.

3	Representations and Warranties

Each Party represents and warrants to the others that as at the date hereof (with such representations and warranties being deemed to be repeated at the Novation Time on the Novation Date):

(i)

it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement;

(ii)

the performance of this Agreement does not and will not violate or conflict with its charter or by-laws, any law or order of any court or other agency of government applicable to it, or any agreement to which it is a party or by which it or any of its property is bound;

(iii)

this Agreement constitutes its legally valid and binding obligation, is enforceable against it in accordance with its terms and the enforceability of this Agreement is not limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or by general principles of equity;

(iv)

no actual or potential default, event of default or material reason (or other 1ike event or circumstance however described in the Performance Fee Agreement) with respect to it has occurred and is continuing immediately prior to it entering into this Agreement and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

4	Further Assurances

The Parties shall perform, execute and deliver such further acts and documents as may be required by law or reasonably requested by each other to implement the purposes of this Agreement.

5	Invoicing &VAT

Notwithstanding any other provision of this Agreement, the Parties agree that for VAT and invoicing purposes deliveries, which take place: (a) before the Novation Time, are invoiced as between the Remaining Party and the Transferor; and (b) at and after the Novation Time, are invoiced as between the Remaining Party and the Transferee or between the Remaining Party and the Délégué the Transferee will have delegated for the payment of all sums due.

For the avoidance of doubt, invoicing also includes the correction or amendment of invoices and the issuing of credit notes.

6	Costs

Parties shall bear their own costs, charges and expenses (including, without limitation, legal expenses) in relation to the preparation, negotiation and execution of this Agreement.

7	Amendments

No amendment, modification or waiver in respect of this Agreement, including this clause, will be effective unless in writing and executed by each of the Parties.

8	Severability

If any of the provisions of this Agreement is or becomes ineffective, the effectiveness of the other provisions shall not be affected. In such case, the Parties undertake to replace the ineffective provision by an effective provision which achieves an economic result as similar as possible to that of the provision so replaced. This shall apply mutatis mutandis to any lacuna in this Agreement.

9	Law and Jurisdiction

This Agreement, and any dispute or claim arising out of or in connection with this Agreement or it subject matter or formation, including any non-contractual disputes or claims, will be exclusively governed by and construed in accordance with French law.

All disputes relating to this agreement shall be resolved exclusively by the Tribunal de Commerce of Paris.

10	Electronic Signature

10.1

The Parties hereto hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1367 et seq. of the French Code civil. For this purpose, the Parties hereto agree to use the online platform DocuSign (www.docusign.com). Each of the Parties hereto decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement.

10.2

Each of the Parties hereto acknowledges and accepts that the signature process used to electronically sign this Agreement enables each of them to have a copy of this Agreement on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Code civil

Made in Paris on 10 August 2021.

The Transferor	The Transferee

/s/ Julien Touati	/s/ Mathieu Bonnet
Madeleine Charging B.V.	Allego Holding B.V.
By: Julien Touati	By: Mathieu Bonnet
Title: authorized signatory	Title: authorized signatory

The Remaining Party

/s/ Bruno Heintz
E8 Partenaires
By: Bruno Heintz
Title: authorized signatory